Exhibit 99.2

FOR IMMEDIATE RELEASE	For More Information, Contact:
January 6, 2012	Jim Drewitz, Investor Relations 830-669-2466

ART’S WAY MANUFACTURING ANNOUNCES RAMPED UP PRODUCTION TO FILL ORDER BACKLOG OF $21.8 MILLION

Backlog For Fiscal Year End In 2012 Is Up 47% Over Fiscal Year 2011

ARMSTRONG, Iowa, January 6, 2012 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services today announces it is ramping up production to fill order backlog of $21.8 million for fiscal year 2012, a 47% increase in backlog over the previous years backlog of $14.8 million.

The growth in backlog is primarily due to the increase orders at Art’s Way Scientific, Inc. www.buildingsforscience.com. The recently announced $7 million order will significantly improve the backlog deep into 2012 along with the increased activity in ag buildings.

J. Ward McConnell, Jr., Executive Chairman of the Board, said, “We are very excited and bullish about our current backlog and growth prospects in 2012. Art’s Way continues to drive on a fundamental strategy to serve our growing customer base with market leading products and service while delivering solid financial performance.  Additionally, Art’s Way Scientific is going to have a record year, the North American agricultural sector is robust, farmers have money and are spending it, our business fundamentals remain exceptionally strong and we believe the Company is well positioned to aggressively move into 2012 and beyond. With little or no operating debt, this will allow the Company to improve cash flow, continue organic growth and pursue select opportunities in the marketplace.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

About Art’s Way Scientific, Inc. –Buildings For Science -
Art’s Way Scientific, Inc. is a wholly owned subsidiary of Art’s Way Manufacturing Co., Inc. It is the recognized leading supplier of modular laboratories for biocontainment, animal husbandry science, public health and security requirements. Art's Way Scientific custom designs, manufactures, delivers, and installs laboratories and research facilities to meet customers’ critical requirements. For more information, visit our website at www.buildingsforscience.com.

Investors and shareholders are invited to send their email to jim@jdcreativeoptions.com to be added to the Company’s email database for future news releases.

For More Information, Contact: Jim Drewitz, Investor Relations
830-669-2466
 jim@jdcreativeoptions.com
www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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